Exhibit 99.1

For Immediate Release

Investor and Media Contact: Steve Des Champs

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING REPORTS FOURTH QUARTER AND FISCAL YEAR END 2005 RESULTS

Las Vegas, NV, Nov. 8, 2005 - Alliance Gaming Corporation (NYSE: AGI) today announced its unaudited results for the fourth quarter and fiscal year ended June 30, 2005, as well as unaudited restated results for the comparative prior year periods. The Company reported a fourth quarter loss from continuing operations of $(1.0) million, or $(0.02) per share on revenues of $120.7 million, including an inventory write-down of $4.4 million, or $0.07 per share net of tax.  For fiscal year 2005, the Company reported a loss from continuing operations of $(20.3) million, or $(0.40) per share on revenues of $484.0 million, including certain inventory and asset write-downs, restructuring costs and refinancing charges that totaled $34.2 million, or $0.51 per share net of tax. These fourth quarter and fiscal year 2005 losses were computed using an effective tax rate of 24%, which is discussed further below.

For the comparable prior year quarter ended June 30, 2004, as restated, the Company reported income from continuing operations of $11.7 million or $0.23 per diluted share on revenues of $151.9 million. For the fiscal year ended June 30, 2004, as restated, the Company reported income from continuing operations of $39.7 million or $0.78 per diluted share on revenues of $480.4 million, including a refinancing charge of $12.3 million, or $0.15 per diluted share net of tax. The fiscal year 2004 results were computed using a tax rate of 35%.

“The past 12 months have been both challenging and productive,” said Chief Executive Officer Richard Haddrill. “We revamped our product lines, integrated acquisitions, reorganized management and we believe that we positioned ourselves well for future growth. We have much left to do but we appear to be on the right track as exemplified by our successful showing at the G2E gaming expo in September. We are in the process of finalizing orders with customers for more than 5,000 games related to our 2005 Expo promotions, which is well in excess of our normal level of show-related orders. We expect these orders to be delivered over the next twelve months.  Further, despite overall slow market conditions, sales pipelines for both games and systems appear to be strong compared to recent quarters.”

“We continue to be on plan with our Alpha game development.  We currently have approvals for 31 titles in various gaming jurisdictions.  Approximately 50 additional games are under development and have expected release dates scheduled for the next 12 months.”

Liquidity and Capital Expenditures

•                  As of June 30, 2005, cash and cash equivalents totaled $46.6 million, which included approximately $2.7 million held for operational purposes in vaults, cages and change banks and $13.4 million held in jackpot reserve accounts.

•                  Capital expenditures, including costs to produce proprietary games, totaled $14.0 million for the quarter, equal to that of the prior year quarter.  Capital expenditures for fiscal year 2005 totaled $53.2 million, compared to $50.0 million in the prior year.

•                  During the quarter, the Company exchanged approximately $14.3 million of subordinated debt held by employees, and accrued interest thereon, for approximately 1.0 million shares of common stock, which are treated as shares outstanding for purposes of computing EPS.  The remaining $14.0 million of subordinated debt may be converted to common stock at the election of the Company.

Bank covenants

As of June 30, 2005, the Company was in compliance with the financial covenants contained in its bank credit agreement. However, the Company is and will be in technical default until the Company delivers to its lenders the audited financial statements for the fiscal year ended June 30, 2005, which it expects to complete in early December 2005.

Restatement of prior period financial statements

On Nov. 2, 2005, the Board of Directors of the Company concluded that the previously issued audited financial statements of the Company for the fiscal years ended June 30, 2003 and 2004 and the related auditors’ report thereon, and the unaudited quarterly financial information previously reported for the year ended June 30, 2004 and for the quarters in the nine-month period ended March 31, 2005, should no longer be relied upon and will require restatement.  The restatement required the Company to correct certain revenue recognition policies, which generally had the effect of deferring revenue and earnings to later periods than previously reported.  The Company also restated its effective tax rate for 2005 to 24%, to reflect tax reserves applied to certain tax credits and to reflect a deferred tax liability related to the Company’s consolidation of its European operations.

The data summarized in the table below represents preliminary estimates of the expected impact of the restatement, and is subject to change.  A full description of the restatement and related impacts will be disclosed in the Company’s 2005 Form 10-K.  All amounts within this release have been adjusted for the preliminary results of the restatement.  A summary of the preliminary expected impact of the restatement on the previously reported results is as follows (in millions, except per share amounts):

	As Previously Reported	As Restated	Change
Total revenues:
Fiscal year ended June 30, 2003	$386.4	$363.2	$(23.2)
Fiscal year ended June 30, 2004	488.9	480.4	(8.5)
Nine months ended March 31, 2005	356.0	363.4	7.4

GAAP EPS (continuing operations):
Fiscal year ended June 30, 2003	$0.74	$0.56	$(0.18)
Fiscal year ended June 30, 2004	0.85	0.78	(0.07)
Nine months ended March 31, 2005	(0.41)	(0.38)	0.03 (a)

(a)          The timing differences, principally related to revenue recognition, impacted the nine-month period ended March 31, 2005 by $0.07, which was partially offset by the change in the effective tax rate that impacted the period by $(0.04).

2006 Guidance

The Company is in the process of evaluating the impact of the restatement and changes in accounting on its previous guidance for fiscal year 2006. The restatement will result in a deferral of revenue, with an impact of approximately $0.16 to $0.20 on EPS into future fiscal years, primarily fiscal year 2006.  However, certain non-perpetual license fee revenues forecasted for fiscal year 2006 will also be deferred into fiscal year 2007. While the Company has not finalized its analysis of the impact of such items on its guidance for fiscal year 2006, management currently believes that the previous broad range of annual guidance of Adjusted EPS of $0.30 — $0.50 per share is appropriate.

The Company’s September quarter is historically slow and in the current year includes the G2E show-related costs.  The first quarter results will also reflect higher costs relating to the restatement efforts as well as a modest impact from the hurricanes and the expensing of stock options.

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The Company will hold its conference call on Tuesday, Nov. 8, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Participants may access the call by dialing (719) 457-2698. The Company will also broadcast the conference call over the Internet.  Interested parties are asked to log on to the call at www.alliancegaming.com, using the Investor Relations tab, 10 minutes prior to the start of the call.

Supplemental Business Unit Detail

The following chart summarizes the financial information for the Bally Gaming and Systems business unit, as restated as applicable (dollars in millions):

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2005	2004	2005	2004
		As restated		As restated
Revenues:
Game sales	$48.0	$83.8	$203.7	$226.4
Gaming operations	35.4	25.7	131.3	79.1
System sales	24.6	29.5	97.0	122.6
Total	$108.0	$139.0	$432.0	$428.1

Summary operating statistics:
Gross Margin % (a)
Games	26%	47%	21%	46%
Gaming operations	71%	69%	74%	72%
Systems	74%	75%	78%	75%

New gaming devices sold	3,629	4,491	13,891	16,406
OEM units sold	83	550	2,987	2,413
New unit ASP (excluding OEM)	$9,515	$10,285	$9,411	$9,441

GMU installed base	276,000	279,000
Casino management systems base	225	219

Installed base of recurring revenue games:

	As of June 30th:
	2005	2004
WAP games	1,660	1,725
Daily-fee games	8,805	7,985
Total	10,465	9,710

Centrally determined link count	18,885	17,995

(a)          Excludes depreciation and amortization expense.

During the quarter a total of 1,444 Alpha-based video games were sold, and 449 units were on customer trials as of June 30, 2005.

For the quarter, the gross placements for all WAP and daily-fee games totaled 1,230 units and returns totaled 1,050 units, resulting in a net increase of 180 units in the installed base of games on a sequential basis compared to March 31, 2005.  The casino-owned central determination link count increased 165 net units on a sequential basis.

Bally Systems revenues are reflective of the deferral of revenues for certain non-perpetual software license fees over a 12 month period. The revenue recognition for perpetual software licenses was unchanged.

As disclosed previously, the Company made a strategic decision to move to its Alpha video platform in October 2004, which has resulted in higher than normal obsolescence in our legacy video products. This decision to move to the Alpha platform, and other decisions related to disposal plans for our legacy products, has been considered as part of an ongoing analysis of our inventory write-downs of our legacy products. During the fourth quarter ended June 30, 2005, the Company recorded an additional charge totaling $4.4 million for the write-down of certain legacy gaming devices. For fiscal year 2005, inventory write-downs totaled $26.4 million, and are included in cost of goods sold in the accompanying statement of operations.

Casino Operations

The following chart summarizes the financial information for the Rainbow Casino in Vicksburg, Miss. (dollars in millions):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$12.7	$13.0	$52.0	$52.3
Operating Income	4.1	4.0	16.8	16.9

Average No. of Gaming Devices	890	930	890	930
Average No. of Table Games	12	12	12	12

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FORWARD LOOKING STATEMENTS

The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby.  Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company.  Future operating results may be adversely affected as a result of a number of factors including the impact of competition, uncertainties concerning such matters as the Company’s ability to service debt, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, the outcome of pending litigation matters including the pending securities class actions, gaming taxes and value added taxes, and other factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nev.  The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and operates the Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

(Tables Follow)

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		As restated		As restated
Revenues
Gaming equipment and systems	$107,980	$138,957	$431,993	$428,128
Casino operations	12,698	12,951	52,037	52,280
	120,678	151,908	484,030	480,408
Costs and expenses:
Cost of gaming equipment and systems	52,043	59,377	215,957	175,390
Cost of casino operations	4,479	4,832	18,727	20,043
Selling, general and administrative	34,870	43,363	155,990	124,419
Research and development costs	10,647	12,153	43,366	36,615
Restructuring charges	—	—	3,654	—
Impairment charges	—	—	3,599	—
Depreciation and amortization	12,613	10,966	47,869	31,483
	114,652	130,691	489,162	387,950
Operating income (loss)	6,026	21,217	(5,132)	92,458
Other income (expense)
Interest income	297	310	1,340	2,253
Interest expense	(5,416)	(3,746)	(18,201)	(17,934)
Minority interest	(1,694)	(560)	(4,245)	(2,309)
Refinancing / bank amendment charges	—	—	(564)	(12,293)
Other, net	(577)	166	(25)	(915)

Income (loss) from continuing operations before income taxes	(1,364)	17,387	(26,827)	61,260
Income tax (expense) benefit	323	(5,701)	6,510	(21,513)
Income (loss) from continuing operations	(1,041)	11,686	(20,317)	39,747
Income (loss) from discontinued operations, net	117	30,590	(4,654)	40,889
Net income (loss)	$(924)	$42,276	$(24,971)	$80,636

Diluted earnings (loss) per share
Continuing operations	$(0.02)	$0.23	$(0.40)	$0.78
Discontinued operations	—	0.58	(0.09)	0.80
Total	$(0.02)	$0.81	$(0.49)	$1.58

Weighted average diluted common and common share equivalents outstanding	51,105	51,882	51,114	51,248

Note — certain reclassifications may be necessary to conform the above presentation to that reflected in our 2005 Form 10-K.

Selected balance sheet information, as restated (in 000’s)

	As of June 30,
	2005	2004
Cash and cash equivalents	$46,591	$169,634
Total debt	335,117	428,955
Shareholder’s equity	178,867	186,363
Total assets (a)	645,060	770,583

(a)          Subject to classification of deferred taxes.

Other Supplemental Information

Reconciliation of the restated GAAP income (loss) from continuing operations to Adjusted Earnings, as restated (in 000’s):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Income (loss) from continuing operations	$(1,041)	$11,686	$(20,317)	$39,747
Restructuring charges, net of tax	—	—	2,777	—
Impairment charges, net of tax	—	—	2,735	—
Inventory write-downs, net of tax	3,380	—	20,076	—
Refinancing charges, net of tax	—	—-	428	7,621
Adjusted earnings	$2,339	$11,686	$5,699	$47,368

Reconciliation of GAAP EPS to Adjusted EPS:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
GAAP EPS	$(0.02)	$0.23	$(0.40)	$0.78
Restructuring charges, net of tax	—	—	0.05	—
Impairment charges, net of tax	—	—	0.05	—
Inventory write-downs, net of tax	0.07	—	0.39	—
Refinancing charges, net of tax	—	—	0.01	0.15
Adjusted EPS	$0.05	$0.23	$0.11	$0.93

Adjusted EPS excludes certain charges, including restructuring, impairment charges, and inventory write-downs.  Adjusted EPS is presented solely as a supplemental disclosure because the Company believes that it is a measure of operating performance used in the gaming industry, and is considered by the Company to be a better measure of the Company’s operating results both in comparison to historical results as well as future results.  The above tables reconcile the Adjusted Earnings and Adjusted EPS to GAAP-based measurements.

Reconciliation of Adjusted EBITDA to income (loss) from continuing operations:

The following table reconciles earnings before interest, taxes, depreciation, amortization, refinancing charges, severance charges, stock-based compensation and inventory and asset write-downs (Adjusted EBITDA) to the Company’s income (loss) from continuing operations as restated (in 000’s):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30
	2005	2004	2005	2004
Income (loss) from continuing operations	$(1,041)	$11,686	$(20,317)	$39,747
Income taxes	(323)	5,701	(6,510)	21,513
Interest expense, net	5,119	3,436	16,861	15,681
Stock-based compensation	708	—	2,063	—
Inventory and other asset write-downs	4,450	—	30,015	—
Refinancing charge	—	—	564	12,293
Restructuring charges	—	—	3,654	—
Depreciation and amortization	12,613	10,966	47,869	31,483
Adjusted EBITDA from continuing operations	$21,526	$31,789	$74,199	$120,717

Adjusted EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

We believe that the analysis of Adjusted EBITDA, which is not a GAAP-based financial measurement, is a useful adjunct to operating income, net income, cash flows and other GAAP-based measures.  Adjusted EBITDA is a common measure of performance in the gaming industry but may not be comparable to similarly titled measures reported by other companies. We disclose Adjusted EBITDA primarily because it is a performance measure used by management in evaluating the performance of our business units. Additionally, Adjusted EBITDA is utilized as a performance measure in covenants for our bank credit agreement.

The following tables reconcile operating income (loss) by business unit to Adjusted EBITDA as restated:

For the quarter ended June 30, 2005 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation & Amortization	Stock-based Compensation	Inventory & Asset Write-downs	Minority Interest, Other	Adjusted EBITDA
Bally Gaming & Systems	$5,370	$11,388	$—	$4,450	$—	$21,208
Rainbow Casino	4,085	881	—	—	—	4,966
Corporate Expenses	(3,429)	344	708	—	(2,271)	(4,648)
	$6,026	$12,613	$708	$4,450	$(2,271)	$21,526

For the quarter ended June 30, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation & Amortization	Minority Interest, Other	Adjusted EBITDA
Bally Gaming & Systems	$21,477	$9,924	$—	$31,401
Rainbow Casino	3,957	719	—	4,676
Corporate Expenses	(4,217)	323	(394)	(4,288)
	$21,217	$10,966	$(394)	$31,789

For the twelve months ended June 30, 2005 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation & Amortization	Restructuring & Stock-based Compensation	Inventory & Asset Write-downs	Minority Interest, Other	Adjusted EBITDA
Bally Gaming & Systems	$(3,357)	$43,231	$3,075	$30,015	$—	$72,964
Rainbow Casino	16,775	3,296	—	—	—	20,071
Corporate Expenses	(18,550)	1,342	2,642	—	(4,270)	(18,836)
	$(5,132)	$47,869	$5,717	$30,015	$(4,270)	$74,199

For the twelve months ended June 30, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation & Amortization	Minority Interest, Other	Adjusted EBITDA
Bally Gaming & Systems	$89,770	$27,178	$—	$116,948
Rainbow Casino	16,942	2,780	—	19,722
Corporate Expenses	(14,254)	1,525	(3,224)	(15,953)
	$92,458	$31,483	$(3,224)	$120,717